Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Project Roadrunner Parent Inc. (the continuing entity, following the planned holding company reorganization of R1 RCM Inc., which will be renamed R1 RCM Inc.) and to the incorporation by reference therein of our reports dated February 17, 2022, with respect to the consolidated financial statements of R1 RCM Inc., and the effectiveness of internal control over financial reporting of R1 RCM Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 7, 2022